Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

NewMarket Corporation (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, without par value and (ii) our 4.100% Senior Notes due 2022 (the “Senior Notes”).

Description of Common Stock

The following summary of the Company’s capital stock is not complete and is subject to, and qualified in its entirety by reference to, applicable provisions of Virginia law and the articles of incorporation and bylaws of the Company. The Company’s articles of incorporation and bylaws, each as amended and restated, are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our articles of incorporation and bylaws, and the applicable provisions of Virginia law for additional information.

General

The Company’s authorized capital stock consists of 80,000,000 shares of common stock, without par value and 10,000,000 shares of preferred stock, without par value. As of December 31, 2019, there were 11,188,549 shares of the Company’s common stock issued and outstanding.

The rights of the holders of the Company’s common stock are subject to the rights and preferences of any holders of the Company’s preferred stock, of which there were none at December 31, 2019. The holders of the Company’s common stock are entitled to dividends as declared by the Company’s board of directors from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In addition, holders of the Company’s common stock are entitled to one vote per share and may not cumulate votes for the election of directors. In the event of the liquidation, dissolution or winding up of the Company, holders of the Company’s common stock are entitled to receive pro rata all the remaining assets of the Company available for distribution, after satisfaction of all of the Company’s debts and liabilities and satisfaction of the prior preferential rights of the Company’s preferred stock.

Holders of the Company’s common stock do not have preemptive or preferential rights to subscribe for the Company’s shares of any class, warrants, rights or options to purchase the Company’s shares of any class, or any securities or obligations convertible into or exchangeable for warrants, rights or options to purchase the Company’s shares of any class.

Miscellaneous

The Company’s common stock is not entitled to any sinking fund, redemption or conversion provisions. All outstanding shares of the Company’s common stock are fully paid and non-assessable. The Company’s articles of incorporation contain no restrictions on the alienability of the common stock. The common stock is not subject to any provision discriminating against any existing or prospective holder of the Company’s common stock as a result of such holder owning a substantial amount of common stock.

Computershare Trust Company, N.A. is the transfer agent and registrar for the Company’s common stock.

The Company’s common stock is traded on the New York Stock Exchange under the symbol “NEU.”

Certain Anti-Takeover Provisions of Virginia law, the Company’s Articles of Incorporation and the Company’s Bylaws

Although it is not the intention of the Company’s board of directors to discourage legitimate offers to enhance shareholder value, Virginia law, the Company’s articles of incorporation and the Company’s bylaws contain provisions that may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the Company’s board.

Virginia Law

Virginia law contains provisions governing “affiliated transactions.” In general, these provisions prohibit a Virginia corporation having more than 300 shareholders from engaging in material acquisition transactions with any holder of more than 10% of any class of its outstanding voting shares (an “interested shareholder”) for a period of three years following the date that such person became an interested shareholder unless:

•
a majority (but not less than two) of the disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction, or

•
before the date the person became an interested shareholder, a majority of the disinterested directors of the corporation approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

A Virginia corporation may include in its articles of incorporation initially filed with the State Corporation Commission of the Commonwealth of Virginia a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions statute.

The Company’s articles of incorporation initially filed with the State Corporation Commission of the Commonwealth of Virginia include a provision opting out of the affiliated transactions statute.

Virginia law also contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or

•
the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute. The Company’s articles of incorporation include a provision opting out of the control share acquisition statute.

Articles of Incorporation and Bylaw Provisions

Vacancies. Vacancies on the Company’s board of directors, including any vacancy created by an increase in the number of directors, may be filled only by the Company’s board of directors, unless the vacancy is to be filled at an annual meeting of shareholders.

Shareholder Meetings. Under the Company’s bylaws, only the chairman of the board, the vice chairman of the board who is who is most senior in service with the company, the chief executive officer or a majority of the board may call a special meeting of shareholders.

Advance Notice of Nominations and Shareholder Business. The Company’s bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors, other than nominations made by or at the direction of the board.

Issuance of Preferred Stock. The Company’s board of directors has the authority to issue 10,000,000 shares of preferred stock, without par value, and the Company’s board of directors can issue such shares without additional shareholder approval. This preferred stock could have voting, conversion and exchange rights that could negatively affect the voting power or other rights of holders of the Company’s common stock. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without any action by the Company’s shareholders.

Limitation of Liability and Indemnification Matters. As permitted by Virginia law, the Company’s articles of incorporation provide that, to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, no director or officer shall be liable to the Company or its shareholders for monetary damages. Under Virginia law, the liability of directors or officers may not be limited or eliminated where the liability results from willful misconduct or a knowing violation of the criminal law or of any Federal or state securities laws.

The Company’s articles of incorporation require the Company, to the full extent permitted by Virginia law, to indemnify any director or officer who was or is a party to a proceeding due to his or her status as a director or officer or who was or is serving at the request of the Company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification covers all expenses reasonably incurred by a director or officer. Under Virginia law, either

•	the Company’s board of directors, by a majority vote of a quorum of disinterested directors,

•	if there is not a quorum of disinterested directors, by a majority vote of a committee, consisting of two or more disinterested directors, duly designated by the board,

•	special legal counsel or

•	the shareholders

must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law or of any Federal or state securities laws.

Under the Company’s articles of incorporation, in the event there has been a change in the composition of a majority of the board of directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification will be made by special legal counsel agreed upon by the board of directors and the director or officer seeking indemnification. If the board of directors and the director or officer seeking indemnification cannot agree upon a special legal counsel, the board of directors and the director or officer will each select a nominee and the nominees will select the special legal counsel. We have been informed that in the opinion of the Securities and Exchange Commission indemnification for liabilities under the Securities Act of 1933 is against public policy and is unenforceable.

Description of the Senior Notes
The Company issued Senior Notes under the indenture (the “Indenture”), dated as of December 20, 2012, among itself, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.
General
The Senior Notes:

•	are senior unsecured obligations of the Company;

•	are limited to an aggregate principal amount of $350.0 million, subject to the Company’s ability to issue additional notes (defined below):

•	mature on December 15, 2022;

•	may be issued in denominations of $2000 and integral multiples of $1,000 in excess thereof;

•	rank equally in right of payment with existing and future unsecured senior Indebtedness of the Company;

•	are effectively subordinated to any future Secured Indebtedness of the Company (to the extent of the value of the collateral securing such Indebtedness);

•	are senior in right of payment of any future Subordinated Obligations of the Company;

•	are structurally subordinated to all existing and future Indebtedness and other liabilities of the Non-Guarantor Subsidiaries; and

•	are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form.
Interest on the Senior Notes:

•	accrues at the rate of 4.100% per annum;

•	accrues from December 20, 2012 or, if interest has already been paid, from the most recent interest payment date;

•	is payable in cash semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013;

•	is payable to the Holders of record at the close of business on June 1 and December 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360 day year comprised of twelve 30 day months.

Additional Notes
We have issued $350 million aggregate principal amount of notes; however, the Indenture permits us to issue an unlimited principal amount of additional notes having identical terms and conditions as the notes other than the issue date, the issue price, the first interest payment date and with respect to the Senior Notes, transfer restrictions (the “additional notes”). Any additional notes subsequently issued will be part of the same issue as the Senior Notes, and Holders of additional notes will have the right to vote together, as one class, with current Holders of Senior Notes.
Payments on the Notes; Paying Agent and Registrar
We will pay, or cause to be paid, the principal of, premium, if any, and interest on the notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the notes by check mailed to Holders at their registered address set forth in the registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

We will pay the principal of, premium, if any, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Note.
Transfer and Exchange
A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the day of any selection of notes to be redeemed.
The registered Holder of a note will be treated as the owner of it for all purposes. Owners of beneficial interests in a Global Note will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Guarantees
Prior to October 24, 2014, the Senior Notes were guaranteed by each of the Company’s Domestic Subsidiaries that guaranteed our obligations under our Credit Facilities. On October 24, 2014, each of the Guarantors was released pursuant to the terms of the Indenture.
Ranking
The Senior Notes are senior, unsecured obligations of the Company that rank senior in right of payment to any future Subordinated Obligations of the Company. The notes rank equally in right of payment with all existing and future unsecured, senior Indebtedness of the Company that is not a Subordinated Obligation of the Company, are effectively subordinated to all existing and future Secured Indebtedness (to the extent of the value of the collateral securing such Indebtedness) and are structurally subordinated to the existing and future indebtedness and other liabilities of the Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under any senior Secured Indebtedness, the assets of the Company that secure such senior Secured Indebtedness will be available to pay obligations on the notes only after all such senior Secured Indebtedness has been repaid in full from such assets.

Although the Indenture limits the amount of Secured Indebtedness that the Company and its Subsidiaries may incur, which may be substantial, it does not limit the amount of unsecured Indebtedness or Indebtedness structurally senior to the notes that may be incurred.
Optional Redemption
The Company may, at its option, redeem all or part of the notes at any time prior to the scheduled maturity date of the notes (including any additional notes) upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest on the notes, if any, to, but not including, the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
The notes may also be redeemed in whole but not in part following a Change of Control Offer in which not less than 90% of the outstanding notes are purchased, as provided below under the caption “—Repurchase at the Option of Holders Upon a Change of Control.”

Selection and Notice
If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on notes or portions of notes called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Open Market Purchases
The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.
The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Repurchase at the Option of Holders Upon a Change of Control
If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (subject to the right of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice (“Change of Control Offer”), which date (“Change of Control Payment Date”) will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
On the Change of Control Payment Date, the Company will, to the extent lawful:
(1) accept for payment all notes or portions of notes validly tendered pursuant to the Change of Control Offer;
(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and
(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not validly withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture, unless and until there is a default in payment of the applicable redemption price.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes tendered by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes to, but not including, the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
The agreements governing the Company’s other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company’s then existing financial resources.
Certain Covenants
Limitation on Liens
The Company will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any Indebtedness secured by a Lien upon any of its properties or assets, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the notes are secured equally and ratably with, or, at the Company’s option, prior to, such Indebtedness so long as such Indebtedness shall be so secured.
The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:
(1) Permitted Liens; or
(2) Liens to secure obligations under Indebtedness in an aggregate principal amount not to exceed, together with the amount of any Attributable Indebtedness under Sale/Leaseback Transactions permitted by clause (2) of the first paragraph under the covenant described under “—Limitation on Sale and Leaseback Transactions”, 15% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the amount outstanding under any U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

For purposes of determining what category of excluded Liens in the foregoing paragraphs, or the next paragraph in which any Lien shall be included, the Company in its sole discretion may classify such Lien on the date of its incurrence and later reclassify all or a portion of such Lien in any manner that complies with this covenant.
Limitation on Sale and Leaseback Transactions
The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction unless:
(1) the Sale/Leaseback Transaction is solely with the Company or any of its Subsidiaries;
(2) the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) or (2) of the second paragraph under the caption “—Limitation on Liens,” without securing the notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property or assets in the amount of the Attributable Indebtedness arising from such Sale/Leaseback Transaction; or
(3) the Company or such Subsidiary within 180 days after the sale of property or assets in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the greater of (a) the net proceeds of the sale of such property or assets or (b) the Fair Market Value of such property or assets to (i) the permanent retirement of notes, other Indebtedness of the Company ranking on a parity with the notes or Indebtedness of a Subsidiary or (ii) the acquisition of different property, facilities or equipment or the expansion of the Company’s existing business, including the acquisition of other businesses or capital expenditures.
For purposes of determining the applicable category of permitted Sale/Leaseback Transactions in the foregoing paragraphs, the Company, in its sole discretion, may classify such Sale/Leaseback Transaction on the date of its incurrence and later reclassify all or a portion of such Sale/Leaseback Transaction in any manner that complies with this covenant.
Additional Guarantees
No direct or indirect Domestic Subsidiary of the Company, including any Domestic Subsidiary acquired or created after the Issue Date, shall guarantee or otherwise become liable for Indebtedness of the Company or Indebtedness guaranteed by the Company unless concurrent with such guarantee or becoming so liable such Subsidiary guarantees the notes pursuant to a supplemental indenture that shall be delivered to the Trustee together with an opinion of counsel satisfactory to the Trustee.
Reports
Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, with a copy to the Trustee, within the time periods specified in the SEC’s rules and regulations (provided that such report shall be deemed furnished to the extent timely filed with the SEC):
(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.
If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
In addition, the Company agrees that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Merger, Consolidation or Sale of Assets
The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, that if the surviving Person is a limited liability company, a corporation organized under the laws of the United States, any state of the United States or the District of Columbia it shall become a co-obligor of the notes concurrent with the completion of the relevant transaction;
(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and
(3) immediately after such transaction, no Default or Event of Default exists.
In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to:
(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or
(2) any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Subsidiaries.
The Person formed by or surviving such transaction will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, except in the case of a lease, shall be released from its obligations with respect to the notes, including with respect to its obligation to pay the principal of and interest on the notes.
Events of Default and Remedies
Under the Indenture, each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest (including any Additional Interest) on the notes;
(2) default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;
(3) failure by the Company or any of its Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “Certain Covenants—Repurchase at the Option of Holders upon a Change of Control”;
(4) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”
(5) failure by the Company or any of its Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;
(6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more (with Hedging Obligations being deemed to have a principal amount of the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Obligation were terminated at such time);
(7) failure by the Company or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after any and all rights to appeal such judgment have expired;
(8) except as permitted by the Indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and
(9) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:
(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
(2) Holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;
(3) such Holders have offered the Trustee reasonable indemnity or security against any loss, liability or expense;
(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and
(5) Holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including any Additional Interest) on, or the principal of, the notes.
The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default, and the action the Company is taking or proposes to take in respect thereof.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:
(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;
(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiaries released with respect to the provisions described above under the captions “Certain Covenants—Limitation on Liens”, “—Limitation on Sale and Leaseback Transactions” and “—Additional Guarantees” and the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under the caption “—Events of Default” above disapplied (“Covenant Defeasance”) and thereafter any omission to comply with those covenants and default provisions will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination of cash in U.S. dollars and U.S. dollar-denominated non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular Redemption Date;
(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5) the Trustee shall have received an officers’ certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(6) the Company must deliver to the Trustee an opinion of counsel to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, including, without limitation, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;
(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(8) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1) either:
(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been delivered to the Trustee for cancellation; or
(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination of cash in U.S. dollars and U.S. dollar-denominated non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or the Redemption Date;
(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;
(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the Redemption Date, as the case may be.
In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):
(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;
(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the caption “—Repurchase at the Option of Holders upon a Change of Control”);
(3) reduce the rate of or change the time for payment of interest on any note;
(4) waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment Default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest, premium or Additional Interest, if any, on the notes;
(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders upon a Change of Control”);
(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or
(9) make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:
(a) to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature;
(b) to provide for uncertificated notes in addition to or in place of certificated notes;
(c) to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;
(d) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;
(e) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(f) to conform the text of the Indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes as evidenced by an officers’ certificate delivered to the Trustee;
(g) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the Issue Date; or
(h) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes.
The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Concerning the Trustee
U.S. Bank National Association is a lender under the Credit Agreement and has in the past, and may in the future, engage in other commercial banking transactions with the Company. Pursuant to the Trust Indenture Act, upon the occurrence of a default with respect to the notes, U.S. Bank National Association may be deemed to have a conflicting interest by virtue of its lending and other business relationships with the Company. In that event, U.S. Bank National Association would be required to eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign as trustee. In the event of resignation, the Company would be required to appoint a successor trustee.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notice to the trustee should be directed to U.S. Bank National Association, Two James Center, 1021 East Cary Street, Suite 1850, Mail Station EX-VA-URIT, Richmond, VA 23219-4000, Facsimile No.: (804) 771-7940, Attention: Global Corporate Trust Services.
Governing Law
The notes and the Indenture are governed by, and construed in accordance with, the law of the State of New York.
Additional Information
Anyone who requires additional information may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the NewMarket Corporation, 330 South Fourth Street, P.O. Box 2189, Richmond, Virginia 23219-2189, Attention: M. Rudolph West, Secretary.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:
(1) 1.0% of the principal amount of the note; or
(2) the excess of:
(a) the present value at such Redemption Date of (i) the principal amount of the note on the Redemption Date plus (ii) all required interest payments due on the note through December 15, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 35 basis points; over
(b) the principal amount of the note on the Redemption Date, if greater.
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Richmond, Virginia are authorized or required by law to close.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(2) the adoption of a plan relating to the liquidation or dissolution of the Company;
(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;
(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
“Charitable Foundation” means The NewMarket Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies as an exempt organization under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, which is organized and operated solely for charitable purposes.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its Subsidiaries, as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Subsidiaries, prepared in conformity with GAAP, in each case, giving pro forma effect to any Material Acquisition or Material Disposition, that shall have occurred since the end of such fiscal quarter, minus (a) all current liabilities and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.
“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1) was a member of such Board of Directors on the Issue Date; or
(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Agreement” means that Credit Agreement, dated as of March 14, 2012, by and among the Company, the foreign subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank of Pennsylvania, as syndication agent and Bank of America, N.A. and PNC Bank, National Association, as co-documentation agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced or refinanced from time to time.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.
“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Fair Market Value” means the fair market value thereof as determined in good faith by the Company’s Board of Directors.
“Foundry Park Rate Lock” means that certain transaction dated as of June 25, 2009 under which the Foundry Park Subsidiary entered into a rate lock with Goldman Sachs Bank USA.
“Foundry Park Subsidiary” means Foundry Park I, LLC.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
“Guarantors” means each of:
(1) Afton Chemical Additives Corporation; Afton Chemical Asia Pacific, LLC; Afton Chemical Canada Holdings, Inc.; Afton Chemical Corporation; Afton Chemical Intangibles, LLC; Afton Chemical Japan Holdings, Inc.; Ethyl Asia Pacific LLC; Ethyl Canada Holdings, Inc.; Ethyl Corporation; Ethyl Export Corporation; Ethyl Interamerica Corporation; Ethyl Ventures, Inc.; Foundry Park I, LLC; Foundry Park II, LLC; Gamble’s Hill Lab, LLC; Gamble’s Hill Landing, LLC; Gamble’s Hill Third Street, LLC; Gamble’s Hill Tredegar, LLC; Gamble’s Hill, LLC; Interamerica Terminals Corporation; NewMarket Development Corporation; NewMarket Investment Company; NewMarket Services Corporation; Old Town LLC; and The Edwin Cooper Corporation; and
(2) any other Subsidiary that guarantees the notes in accordance with the provisions of the Indenture;
and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;
(2) any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values; and

(3) forward contracts, commodity swap, commodity option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in commodity prices.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1) in respect of borrowed money;
(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3) in respect of banker’s acceptances;
(4) representing Capital Lease Obligations;
(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or
(6) representing the balance deferred and unpaid of any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date will be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Issue Date” means December 20, 2012, which is the date the initial notes were first issued.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $50.0 million.
“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $50.0 million.
“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Liens” means:
(1) Liens in favor of the Company or its Subsidiaries;
(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;
(3) Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to, and not incurred in the contemplation of, such acquisition;
(4) Liens to secure the performance of statutory obligations, letters of credit, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(5) Liens existing on the Issue Date;
(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(7) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(8) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(9) Liens created for the benefit of (or to secure) the notes;
(10) leases of real property entered into by the Company or any Subsidiary of the Company with unaffiliated third parties, including, without limitation, that certain Deed of Lease dated as of January 11, 2007, as amended August 6, 2007, December 18, 2009 and thereafter from time to time, between the Foundry Park Subsidiary and MeadWestvaco Corporation;
(11) Liens on cash in an amount not to exceed $50.0 million in connection with the cash collateralization of the Foundry Park Rate Lock;
(12) Liens created by the Company or any Subsidiary of the Company in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contractor statute or to Secured Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or Indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Lien; and
(13) Liens on the real property owned or leased by the Real Estate Subsidiaries not used or useful in the business of the Company (other than in the Company’s real estate development segment) or on the Equity Interests in a Real Estate Subsidiary in each case securing Indebtedness of a Real Estate Subsidiary in an aggregate amount not to exceed $100.0 million.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Real Estate Subsidiaries” means the following Guarantors: Foundry Park I, LLC, Foundry Park II, LLC, Gamble’s Hill, LLC, Gamble’s Hill Lab, LLC, Gamble’s Hill Landing, LLC, Gamble’s Hill Third Street, LLC, Gamble’s Hill Tredegar, LLC and NewMarket Development Corporation.

“Redemption Date” means, with respect to any notes, the date fixed for redemption of such notes by or pursuant to the Indenture.
“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and the initial purchasers set forth therein.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Subsidiary leases it from such Person.
“Secured Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries secured by a Lien.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the notes pursuant to a written agreement.
“Subsidiary” means, with respect to any specified Person:
(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
For the avoidance of doubt, for the purpose of this offering, the Indenture and the transactions contemplated hereby and thereby, the Charitable Foundation shall not be considered to be a Subsidiary of the Company.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2022; provided, however, that if the period from the Redemption Date to December 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Book Entry Settlement and Clearance
Except as set forth below, the Senior Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
The Senior Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urges investors to contact the DTC or its participants directly to discuss these matters. References in this “Book-Entry Settlement and Clearance” section to “us,” “we” and “our” refer solely to NewMarket Corporation.
DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:
(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
Investors in Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of either of us has or will have any responsibility or liability for:
(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.
DTC has advised us that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.
Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days of such notice from DTC;

(2) we, at our option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
(3) there has occurred and is continuing a Default or Event of Default with respect to the Senior Notes;
then, upon surrender by the Global Note holder of its Global Note, notes in such form will be issued to each person that DTC identifies as being the beneficial owner of the related Senior Notes.
Neither we nor the trustee will be liable for any delay by the Global Note holder or DTC in identifying the beneficial owners of Senior Notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) in accordance with the indenture.
Same Day Settlement and Payment
We will make payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, premium, if any, and interest, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Senior Notes represented by the Global Notes will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.